Loeb & Loeb LLP

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[Date]

CIS Acquisition Ltd.	DRAFT
89 Udaltsova Street, Suite 84
Moscow, Russia 119607

Re:	Registration Statement of CIS Acquisition Ltd.

Ladies and Gentlemen:

We have acted as U.S. counsel to CIS Acquisition Ltd., a British Virgin Islands corporation (the “Company”), in connection with the Registration Statement on Form F-1 under the Securities Act of 1933, as amended (the “Securities Act”), filed on [ ], 2012 (Registration Number 333-180224), as amended through the date hereof (the “Registration Statement”).

As U.S. counsel to the Company, we have reviewed the Registration Statement. In rendering this opinion, we have assumed with your approval the genuineness of all signatures, the legal capacity of all natural persons, the legal authority of all entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion on the date hereof the statements of U.S. federal income tax law as set forth in the Registration Statement under the caption “Taxation—U.S. Federal Income Taxation.”

This opinion is based upon the existing provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

This opinion is issued solely in connection with the original issuance of securities by the Company pursuant to the Registration Statement, and may not be relied on for any other purpose. This opinion may not be reproduced, quoted, circulated or referred to in any other document, without our prior written consent, which may be withheld in our sole discretion.

CIS Acquisition Ltd.
[Date]

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Except as expressly provided herein, we express no opinion with respect to any tax matter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as U.S. counsel to the Company under the captions “Taxation—U.S. Federal Income Taxation” and “Legal Matters” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Loeb & Loeb LLP